EXHIBIT 10.4

CONSULTING AGREEMENT

This Consulting Agreement is entered into as of January 1, 2017 (this “Agreement”) by and between SCIENTIFIC GAMES CORPORATION, a Delaware corporation, with offices located at 6650 S. El Camino Road, Las Vegas, Nevada 89118 (the “Company”), and Michael Gavin Isaacs, an individual (the “Consultant” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company seeks to engage the Consultant as an independent contractor in a manner consistent with the Company’s commitment to ethics and in compliance with all applicable Laws (as defined below); and

WHEREAS, this Agreement, including its effectiveness, is subject to the terms of the Modification Agreement between the Parties dated as of August 4, 2016 (the “Modification Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and intending to be legally bound, the Parties hereto agree as follows:
Section 1    Interpretation
1.1    Certain Terms. As used herein, the following terms have the following meanings:
“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Code” means the Internal Revenue Code of 1986, as amended.
“Governmental Authority” means any national, supranational, foreign, federal, state, provincial, tribal, peripheral, regional, municipal or local government or any agency, instrumentality or political subdivision thereof, including any legislative, executive, judicial, regulatory or other governmental board, department, agency, authority, commission, administration, court or other body, or any official of any of the foregoing (including any gaming- or lottery-related Governmental Authority).
“Intellectual Property Rights” means all patents, copyrights, trademarks, trade secrets and other intellectual property rights.
“Law” means any order, writ, injunction, decree, judgment, law, ordinance, decision, opinion, ruling, policy, statute, code, rule, regulation or administrative or other requirement of any Governmental Authority, in each case, as may be amended from time to time.
“Person” means any individual (including the heirs, beneficiaries, trusts, executors, legal representatives or administrators thereof), corporation, partnership, joint venture, trust, limited liability company, limited partnership, joint stock company, unincorporated association or other entity. For the avoidance of doubt, the term includes a Government Authority.

“Representative” means, with respect to any Person, any director, officer, employee, partner, member, manager, owner, agent, lawyer, accountant, auditor, professional advisor, consultant or other representative.
“Work Product” means all writings, computer program documentation, software, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Consultant (individually or jointly with any other Persons) during the Term (as defined below) and resulting from to relating to the Services or relating (or applicable to or useful with) the business, products or services of the Company or any of its Affiliates or otherwise delivered by the Consultant to the Company or any of its Affiliates, including in each case all rights and claims related to any of the foregoing, and all printed, physical and electronic copies and other tangible embodiments thereof.
1.2    Incorporation. The Annexes to this Agreement are incorporated by reference into, and form an integral part of, this Agreement.
Section 2    Engagement
2.1    Services. Upon the terms and subject to the conditions of this Agreement, the Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, as an independent contractor to provide the services set forth in Annex A (collectively, the “Services”). Unless otherwise expressly specified in Annex A, the Consultant shall furnish, at Consultant’s own expense, any equipment, supplies and other materials necessary or advisable to perform the Services. Subject to the provisions of this Agreement, the Company shall not control the manner or means by which the Consultant performs the Services.
2.2    Relationship of Parties. The Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between the Consultant and the Company (or any of its Affiliates) for any purpose. Except to the extent specifically authorized in advance by the Company in writing, the Consultant (a) shall have no authority (and shall not hold himself out as having authority) to bind or act on behalf or in the name of the Company or any of its Affiliates, (b) shall not make any agreements or representations on behalf of the Company or any of its Affiliates and (c) without limiting the generality of the foregoing, shall not represent the Company or any of its Affiliates as a lobbyist or agent to any Governmental Authority. Without limiting the generality of the foregoing, the Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company or any of its Affiliates to its employees, and the Company will not make any insurance contributions, including unemployment or disability, or obtain worker's compensation insurance on behalf of the Consultant. Any Persons employed by the Consultant in connection with the performance of the Services shall be the employees of the Consultant and the Consultant shall be fully responsible for them. The Consultant may not utilize any subcontractor or engage any other Person in connection with the performance of the Services without the Company’s prior written consent. The Consultant shall be fully responsible for any such subcontractors or other Persons and in no event shall the Consultant be relieved of his obligations under this Agreement as a result of his use or engagement of any such subcontractors or other Persons.

Section 3    Compensation

3.1    Fees. As full consideration for the provision of Services and the rights granted to the Company under this Agreement, the Company shall pay the Consultant the consulting fee set forth in Annex B (pro-rated for any partial period).
3.2    Expense Reimbursement. The Company agrees to reimburse the Consultant for reasonable and appropriately documented out-of-pocket expenses actually incurred and paid by the Consultant but only to the extent (a) directly related to the Consultant’s performance of the Services and (b) incurred in accordance with the Company’s expense reimbursement policies.
3.3    Withholding, etc. Amounts payable under this Agreement shall be without deduction or withholding of any kind other than any tax or other deduction or withholding determined by the Company to be required by Law. Consultant shall be responsible for, and shall indemnify the Company against, any taxes or contributions, including penalties and interest, owed by Consultant.
3.4    Taxes and Internal Revenue Code 409A. The Company makes no representations or warranties and shall have no responsibility regarding the tax implications of the compensation and benefits to be paid to the Consultant under this Agreement, including under Section 409A of the Code, and applicable administrative guidance and regulations (“Section 409A”). Section 409A governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements. The Company reserves the right to pay compensation and provide benefits under this Agreement in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A. In addition, in the event any benefits or amounts paid to the Consultant hereunder are deemed to be subject to Section 409A, the Consultant consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Section 409A. To the extent any payments of money or other benefits due to the Consultant hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits may be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payments or other benefits shall be restructured, to the extent permissible under Section 409A, in a manner determined by the Company that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Consultant under this Agreement constitute deferred compensation under Section 409A, any such reimbursements or in-kind benefits shall be paid to the Consultant in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.
For purposes of Section 409A, references herein to the Consultant’s termination of services shall refer to Executive’s separation of services with the Company within the meaning of Treas. Reg. Section 1.409A-1(h). Anything in this Agreement to the contrary notwithstanding, if at the time of the Consultant’s separation from service within the meaning of Section 409A of the Code this Agreement is covered by Section 409A and the Company determines that the Consultant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Consultant becomes entitled to under this Agreement on account of the Consultant’s separation from service would be considered deferred compensation, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Consultant’s separation from service, or (ii) the Consultant’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

Section 4    Certain Agreements
4.1    Restrictive Covenants. The Consultant acknowledges that he has continuing obligations to the Company as set forth in Section 5 of his Employment Agreement dated June 9, 2014, as modified and amended (the “Employment Agreement”), which continue in full force and effect after his separation from employment with the Company according to their terms and shall apply during the Term of this Agreement.
4.2    Intellectual Property. The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all of the Work Product, including all Intellectual Property Rights therein. The Consultant acknowledges and agrees that all Work Product is “work made for hire” for the Company under the copyright Laws of the U.S. or analogous provisions of applicable Laws outside the U.S. If, for any reason, any of the Work Product does not constitute a “work made for hire,” the Consultant hereby irrevocably transfers, assigns and coveys to the Company, in each case without additional consideration and free and clear of all liens, claims or other encumbrances, all right, title and interest throughout the world in and to the Work Product, including all Intellectual Property Rights therein. Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). The Consultant hereby irrevocably waives, to the fullest extent permitted by applicable Law, any and all claims the Consultant may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Work Product. The Consultant shall make full and prompt disclosure to the Company of all Work Product. The Consultant shall not disclose to any Person (other than the Company or any of its Affiliates) the nature or details of any Work Product without the prior written consent of the Company. Upon the request of the Company, the Consultant shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company (or its designated Affiliates) to prosecute, register, perfect, record or enforce its rights in any Work Product. In the event the Company is unable, after reasonable effort, to obtain the Consultant’s signature on any such documents, the Consultant hereby irrevocably designates and appoints the Company as the Consultant’s agent and attorney-in-fact, to act for and on the Consultant’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property related to the Work Product with the same legal force and effect as if the Consultant had executed them. The Consultant agrees that such power of attorney is coupled with an interest. The Consultant has no right or license to (a) use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Work Product or (b) use the trademarks, service marks, trade names, logos, symbols or brand names of the Company or any of its Affiliates. The Consultant shall require each of the Consultant’s employees or subcontractors (if applicable) to execute written agreements securing for the Company the rights provided for in this Section 4.2 prior to such employee or subcontractor providing (or being involved in the provision of) any Services under this Agreement.
4.3    Regulatory Compliance. The Consultant acknowledges that the Company and/or its Affiliates are subject to gaming, lottery or similar licensing requirements of various jurisdictions. The Consultant shall cooperate fully with the Company and its Affiliates in providing to them any information of whatever nature that any of them deems necessary or appropriate in assuring itself that the Consultant possesses the good character, honesty, integrity, and reputation applicable to those engaged in the gaming and lottery industries. If, during the Term, the Company (or any of its Affiliates) is notified (formally or informally) by any Governmental Authority that the engagement of, or conducting business with, the Consultant may or will jeopardize any license or ability to be licensed of the Company (or any of its Affiliates) or if the Company (or any of its Affiliates) concludes that the Consultant may fail to meet the above criteria (or the compliance committee of the Company or any of its Affiliates otherwise raises an objection with respect to the Consultant), the Company may immediately terminate this Agreement upon written notice to the Consultant.
Section 5    Termination
5.1    Term of Agreement. The term of this Agreement shall commence on January 1, 2017 and shall continue until June 30, 2018, unless earlier terminated in accordance with Section 5.2 (the “Term”). The term of the Agreement can be extended if agreed to by both parties in writing.
5.2    Termination. Either party may terminate this Agreement upon at least 30 days’ prior written notice of termination, with or without cause, and the Company may terminate this Agreement effective upon written notice to the Consultant as contemplated by Section 4.3, subject to payment for Services authorized and completed as of such date of termination. The Company also may terminate this Agreement effective upon written notice to the Consultant, in the event the Consultant has an event which constitutes “Cause”, as defined in the Employment Agreement.
5.3    Effect of Termination. Notwithstanding the foregoing, (a) Sections 1, 2.2, 4, 5.3, 5.4 and 6 and any other Sections of this Agreement that expressly or by implication are intended to continue in effect after the expiration or earlier termination of this Agreement, shall continue in effect after the expiration or earlier termination of this Agreement in accordance with their terms, and (b) any termination of this Agreement shall not affect any accrued rights or liabilities of either Party.
5.4    Payments Upon Termination. In the event that the Consultant terminates this Agreement pursuant to the first sentence of Section 5.2 or the Company terminates this Agreement pursuant to the second sentence of Section 5.2, all future payments due hereunder shall cease as of the date of such termination. In the event the Company otherwise terminates this Agreement and Consultant timely delivers to the Company a release in such form as required by the Company and does not revoke such release, the Company shall continue to pay the Consultant the monthly fee through June 30, 2018 as liquidated damages without any obligation of Consultant to mitigate such amounts and no offset for any other amounts earned.
Section 6    Miscellaneous
6.1    Notice. All notices, approvals and other communications required or contemplated under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by cable, telecopy, telegram or facsimile (which is confirmed by the intended recipient), and (c) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid, to the Parties at the following addresses:
In the case of Consultant:     to the last address on the books of the Company

In the case of the Company:    Scientific Games Corporation
6650 S. El Camino Road
Las Vegas, NV 89118
Attention: Chief Legal Officer

or such other persons or addresses as either Party may from time to time designate by notice to the other.

6.2    Assignment; Binding Effect. No Party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that the Company shall be permitted to (a) assign or transfer any of its rights or obligations hereunder to any Affiliate of the Company and (b) pledge its rights or interest under this Agreement. This Agreement shall inure to the benefit of the Parties and their respective permitted successors and assigns and is binding upon the Parties and their respective successors and assigns.
6.3    Amendment; Waiver. This Agreement may be amended, changed or supplemented only by a written agreement executed and delivered by the Parties. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. Except as otherwise provided by this Agreement, no failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right except to the extent that such failure including the failure to provide notice as and when required by this Agreement, has prejudiced the rights and remedies of the other Party. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.
6.4    Entire Agreement. This Agreement (including the Annexes) constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties with respect to such subject matter. The parties acknowledge that this Agreement does not supersede any terms of the Employment Agreement that continue after such agreement’s termination, any releases entered into between Consultant and the Company or the Modification Agreement, including the provisions thereof related to the effectiveness of this Agreement.
6.5    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. The Parties shall negotiate in good faith to amend this Agreement to give effect to the purpose and intent of the provision found to be invalid, illegal or unenforceable.
6.6    Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions. The parties agree that any controversy or claim not resolved by the Parties arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Venue for the conduct of the arbitration shall be New York, New York, except that, at the direction of the arbitral tribunal or with the consent of the Parties, particular hearings in aid of such arbitration may be held in other places. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction there. The Parties agree that the factual findings of the arbitral tribunal shall be final absent manifest or material error and rulings on questions of Law or mixed questions of fact and Law shall be reviewed under the “clearly erroneous” standard of review and not under a “manifest disregard of the law” or other standard, notwithstanding any Law concerning such standard to the contrary. Except as contemplated by Section 6.8, the remedies expressly provided herein shall constitute the parties’ sole and exclusive remedies, and all other remedies which might be otherwise available under the Law of any jurisdiction are hereby waived by both parties.

6.7    Costs. Except as otherwise provided in this Agreement, each Party is responsible for its own costs and expenses incurred in connection with performing and observing its obligations and covenants under this Agreement.
6.8    Remedies. The Consultant expressly acknowledges and agrees that the terms of this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Company. The Consultant acknowledges and agrees that the Company would be irreparably harmed by a breach of this Agreement by the Consultant and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Therefore, the Consultant agrees to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the Company as a remedy for any such breach, without proof of actual damages, and the Consultant further waives any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for any such breach, but shall be in addition to all other remedies available at Law or equity to the Company.
6.9    Counterparts. This Agreement may be executed in any number of counterparts which, taken together, constitute one and the same agreement.
6.10    No Third Party Beneficiaries. Except as expressly contemplated by this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective successors and permitted assigns.
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 IN WITNESS WHEREOF, the Company and the Consultant have each caused this Agreement to be duly executed pursuant to due authorization, all as of the day and year first above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Richard M. Haddrill
Name:
Title:

CONSULTANT

/s/ Michael Gavin Isaacs
Name: Michael Gavin Isaacs

Annex A
Services

The Consultant will serve as Vice Chairman of the Company while elected as a director by the shareholders of the Company and Vice Chairman by the board of directors of the Company (the “Board”). Consultant hereby agrees to stand for election for such positions. In addition, the Consultant will provide consulting services as follows, in each case as requested by the Company’s Chief Executive Officer or the Chairman of the Board or either of their respective designees: (i) sales calls and other calls introducing the new Chief Executive Officer to customers; (ii) internal business and strategy meetings; (iii) specific strategic and other initiatives; and (iv) external industry events.

During the Term, the Consultant shall be available to dedicate up to thirty-four (34) hours a month on average at the Company’s request for the performance of the Services hereunder. The Company and the Consultant intend and anticipate that (i) as of December 31, 2016, the Consultant shall have a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) from the Company, and (ii) the amount of time the Consultant shall provide the Services during the Term shall be no more than twenty percent (20%) of the average level of bona fide services performed by the Consultant for the Company during the thirty-six (36) month period preceding the Effective Date.

In the event the Consultant commences bona fide full-time employment with another employer, he may provide the Services under this Agreement outside normal business hours and the Company will use reasonable business efforts to accommodate Consultant’s obligations to his full-time employer.

Equipment

The Company agrees to provide a laptop computer, email account, and Gambling Compliance subscription and cell phone for use by the Consultant solely for business purposes under this Agreement. The Company also agrees to provide Consultant with appropriate office space and secretarial support, as determined by the Company in its sole discretion.

Annex B
Fees

The Company will pay the Consultant $83,333.33 per month for the Services provided hereunder, subject to and in accordance with the terms of this Agreement.

Consultant shall be eligible to be considered for a discretionary bonus for 2017, with the amount of any such bonus, if any such bonus is provided, to be determined in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”).

During the Term, including any extensions thereof, the Consultant is eligible for continued equity vesting for equity previously granted to Consultant by the Company during his employment that has not yet vested. Other than Consultant being eligible for continued vesting after his termination of employment from the Company, all other terms and conditions of the equity grant agreements between the Company and Consultant, including but not limited to any performance criteria, will continue to apply. All equity agreements shall be deemed amended to provide that any unvested equity awards as of June 30, 2018 shall become fully vested on June 30, 2018 if the Consultant is then providing services to the Company; provided, however, that if June 30, 2018 is prior to the Compensation Committee’s determination as to the satisfaction of any performance criteria to which any such awards are subject, such awards will not vest unless and until a determination is or has been made by the Compensation Committee that such criteria have been satisfied, at which time such awards will vest to the extent contemplated by the terms of such award (it being understood and agreed, for the avoidance of doubt, that such awards will immediately be forfeited to the extent contemplated by the terms of such awards in the event that such criteria are determined not to have been satisfied). In the event the Consultant is entitled to liquidated damages as provided in Section 5.4 hereof, the Consultant shall for purposes of the preceding sentence be treated as if he continued providing services through June 30, 2018.

If the Consultant timely elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the Company will reimburse the Consultant for the monthly premiums for such coverage less the amount of employee contributions for similarly-situated active employees of the Company, for the Term of this Agreement, while the Consultant is eligible for COBRA coverage.

Annex C
Certifications and Covenants

The Consultant certifies and covenants to the Company as follows:

1.
Consultant shall, in connection with this Agreement, (a) maintain complete and accurate books and records and (b) comply with all applicable laws, rules and regulations, including, but not limited to, those relating to anti-corruption, anti-money laundering, competition, licensing and registration; and

2.
Consultant has not offered or paid, and will not offer or pay, directly or indirectly, (a) anything of value to any public official or candidate for political office, or any relative or agent thereof, for purposes of obtaining any official action or benefit relating in any way to this Agreement or (b) any commission or finder’s or referral fee to any person or entity in connection with this Agreement or any activities on behalf of the Company.

In the event the Company has reason to believe any of the foregoing has been violated, Consultant shall (a) promptly provide the Company (or its representatives) with access to Consultant’s books and records to enable the Company (or its representatives) to assess any potential non-compliance and (b) reasonably cooperate in any related investigation, including making any employees reasonably available for interviews.

The Consultant hereby acknowledges receipt of a copy of the Company’s (or its applicable Affiliate’s) Code of Business Conduct. The Consultant agrees and certifies that the Consultant will abide by such Code of Business Conduct and will not take any action (or omit to take any action) in connection with this Agreement or the performance under this Agreement that would conflict with such Code of Business Conduct.

Annex D
Whistleblower Hotline Information

The Company is committed to ethical and compliant business practices throughout the world. As a consultant for the Company, you are required to conduct yourself in an ethical manner, comply with all Laws and comply with the Company’s Code of Business Conduct.

If you discover events of a questionable, fraudulent or illegal nature that are, or that you believe in good faith may be, a violation of Law, the guidelines set forth in the Company’s Code of Business Conduct, or other Company policy, you should report the matter immediately to the Chief Compliance Officer (212-318-9199). In addition, you may call the Scientific Games Business Hotline (the “Hotline”), which is available 24 hours a day, seven days a week, at 1-866-384-4277 or log on to www.ethicspoint.com and click on “File a Report.”

To the extent permitted by Law, you may choose to remain anonymous in reporting any possible violation of the Code of Conduct to the Chief Compliance Officer or by calling the Hotline.

As a consultant for the Company, you have a duty to cooperate truthfully and fully in the investigation of any alleged violation of Law or the Company’s Code of Conduct.

Failure to comply with the requirements of this Annex D will be grounds for the Company to terminate the Agreement in accordance with the first sentence of Section 5.2.